Exhibit 99(h)(26)

FUND OF FUNDS INVESTMENT AGREEMENT

THIS AGREEMENT is dated as of January 19, 2022, among The Ohio National Fund, Inc. (the “Acquiring Investment Company”), on behalf of itself and its separate series listed on Schedule A, as amended from time to time, severally and not jointly (each an “Acquiring Fund” and collectively, the “Acquiring Funds”), and PIMCO Funds (the “Acquired Trust”), on behalf of its itself and its separate series listed on Schedule B, as amended from time to time or as such additional series are deemed to be added in the future, severally and not jointly (each, an “Acquired Fund” and collectively, the “Acquired Funds”).

WHEREAS, each Acquiring Fund and each Acquired Fund are registered with the U.S. Securities and Exchange Commission (“SEC”) as an investment company under the Investment Company Act of 1940, as amended, (the “1940 Act”);

WHEREAS, Section 12(d)(1)(A) of the 1940 Act, in relevant part, limits the extent to which an investment company, and any company or companies controlled by such company, may invest in shares of registered investment companies, Section 12(d)(1)(B) limits the extent to which a registered open-end investment company, its principal underwriter or any registered brokers or dealers may knowingly sell shares of such registered open-end investment company to other investment companies, or any company or companies controlled by such companies, and Section 12(d)(1)(C) limits the extent to which an investment company, and any company or companies controlled by such company, may invest in the shares of a registered closed-end investment company;

WHEREAS, Rule 12d1-4 under the 1940 Act, as amended from time to time, (the “Rule”) permits registered investment companies, such as the Acquiring Funds, to invest in shares of other registered investment companies, such as the Acquired Funds, in excess of the limits of Section 12(d)(1) of the 1940 Act subject to compliance with the conditions of the Rule;

WHEREAS, an Acquiring Fund may, from time to time, invest in shares of one or more Acquired Funds in excess of the limitations of Section 12(d)(1)(A) in reliance on the Rule; and

WHEREAS, in accordance with the Rule, the parties desire to set forth the following terms pursuant to which the Acquiring Funds may invest in the relevant Acquired Funds in reliance on the Rule.

NOW THEREFORE, in consideration of the potential benefits to the Acquiring Funds and the Acquired Funds arising out of an Acquiring Fund’s investment in an Acquired Fund, the parties, intending to be legally bound hereby, agree as follows.

1.	Terms of Investment

(a)	Each Acquiring Fund and each Acquired Fund agree as follows:

(i) Scale of investment. Upon reasonable request by an Acquired Fund, the Acquiring Fund will provide summary information regarding the anticipated timeline and scale of its contemplated investments in the Acquired Fund and any maximum investment limits.

(ii) Timing/advance notice of redemptions. Each Acquiring Fund will use reasonable efforts to spread large redemption requests (greater than 2% of the relevant Acquired Fund’s total outstanding shares) over multiple days or to provide advance notification of such large redemption requests to the relevant Acquired Fund(s) whenever practicable and consistent with the Acquiring Fund’s best interests. Each Acquired Fund acknowledges and agrees that any notification provided pursuant to the foregoing is not a commitment to redeem and constitutes an estimate that may differ materially from the amount, timing and manner in which a redemption request is submitted, if any.

(iii) In-kind redemptions. Each Acquiring Fund acknowledges and agrees that, if and to the extent consistent with the Acquired Fund’s registration statement, as amended from time to time, the Acquired Fund may honor any redemption request partially or wholly in-kind.

(b) An Acquired Fund shall provide an Acquiring Fund with information on the fees and expenses of the Acquired Fund reasonably requested by the Acquiring Fund.

2.	Representations of the Acquired Funds.

(a)       In connection with any investment by an Acquiring Fund in an Acquired Fund in excess of the limitations in Section 12(d)(1)(A), the Acquired Fund agrees to: (i) comply with all conditions of the Rule applicable to Acquired Funds; and (ii) comply with its obligations under this Agreement; and (iii) promptly notify the Acquiring Fund if such Acquired Fund fails to comply with the Rule, with respect to an investment by the Acquiring Fund, as interpreted or modified by the SEC or its Staff through formal guidance applicable to the Rule from time to time, or this Agreement.

3.	Representations of the Acquiring Funds.

(a)       In connection with any investment by an Acquiring Fund in an Acquired Fund in excess of the limitations in Section 12(d)(1)(A), the Acquiring Fund agrees to: (i) comply with all conditions of the Rule applicable to Acquiring Funds; (ii) comply with its obligations under this Agreement; and (iii) promptly notify the Acquired Fund if such Acquiring Fund fails to comply with the Rule, with respect to its investment in such Acquired Fund, as interpreted or modified by the SEC or its Staff through formal guidance applicable to the Rule from time to time, or this Agreement.

(b)	An Acquiring Fund shall promptly notify an Acquired Fund:

(i) of any purchase or acquisition of shares in an Acquired Fund that causes such Acquiring Fund to hold 3% or more of such Acquired Fund’s total outstanding voting securities;

(ii) of any purchase or acquisition of shares in an Acquired Fund that causes such Acquiring Fund to hold 5% or more of such Acquired Fund’s total outstanding voting securities; and

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(iii) if at any time an Acquiring Fund no longer holds voting securities of an Acquired Fund in excess of an amount noted in (i) and (ii) above.

(c)       Notwithstanding anything herein to the contrary, any Acquiring Fund that has an “affiliated person” (as defined under the 1940 Act) that is: (i) a broker or dealer, (ii) a bank or bank holding company, or (iii) a futures commission merchant or a swap dealer, (collectively, “Affiliates”), will: (a) provide the Acquired Trust with a complete list of such Affiliates (“List of Affiliates”) on or before the effective date of this Agreement; (b) promptly provide the Acquired Trust with an updated List of Affiliates following any change to such list; and (c) not make an investment in an Acquired Fund that causes such Acquiring Fund to hold 5% or more of such Acquired Fund’s total outstanding voting securities without prior approval from the Acquired Fund.

(d)       An Acquiring Fund shall provide an Acquired Fund with information regarding the amount of such Acquiring Fund’s investments in the Acquired Fund, and information regarding affiliates of the Acquiring Fund, upon the Acquired Fund’s reasonable request.

(e)       The Acquiring Fund and its Advisory Group, as such term is defined in the Rule, will not control (individually or in the aggregate) an Acquired Fund within the meaning of Section 2(a)(9) of the 1940 Act.

(f)       If, as a result of a decrease in the outstanding voting securities of an Acquired Fund, an Acquiring Fund and its Advisory Group, in the aggregate, hold more than 25% of the outstanding voting securities of an Acquired Fund, each of those holders will vote its shares of the Acquired Fund in the same proportion as the vote of all other holders of the Acquired Fund’s shares; provided, however, that in circumstances where all holders of the outstanding voting securities of the Acquired Fund are required by this provision or otherwise under the Rule or Section 12(d)(1) of the 1940 Act to vote securities of the Acquired Fund in the same proportion as the vote of all other holders of such securities, the Acquiring Fund will seek instructions from its security holders with regard to the voting of all proxies with respect to such Acquired Fund securities and vote such proxies only in accordance with such instructions. Notwithstanding the foregoing, neither this paragraph nor the preceding paragraph shall apply if the Acquiring Fund is in the same group of investment companies (as defined in the Rule) as an Acquired Fund, or the Acquiring Fund’s investment sub-adviser or any person controlling, controlled by or under common control with the Acquiring Fund’s investment sub-adviser acts as the Acquired Fund’s investment adviser or depositor.

(g)       No Acquiring Fund or an affiliated person of an Acquiring Fund will cause any existing or potential investment by the Acquiring Fund in an Acquired Fund to influence the terms of any services or transactions among: (i) the Acquiring Fund or an affiliated person of an Acquiring Fund; and (ii) the Acquired Fund or an affiliated person of the Acquired Fund.

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(h)       Each Acquiring Fund acknowledges and understands that an Acquired Fund reserves the right to reject any purchase of shares by an Acquiring Fund or any primary market purchase of shares by an Acquiring Fund through an Authorized Participant.

4.	Indemnification.

(a)       The Acquiring Funds, severally and not jointly, agree to hold harmless, indemnify and defend the Acquired Funds and the Acquired Trust, including any of their principals, trustees, officers, employees and agents (“PIMCO Agents”), against and from any and all losses, costs, expenses or liabilities incurred by or claims or actions (“Claims”) asserted against the Acquired Fund and/or the Acquired Trust, including any PIMCO Agents, to the extent such Claims result from: (i) any untrue statement or alleged untrue statement of a material fact contained in an Acquiring Fund’s prospectus, statement of additional information or sales literature or any amendment thereof or supplement thereto or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; (ii) a material breach by such Acquiring Fund of any provision of this Agreement; or

(iii) a material violation by such Acquiring Fund of the terms and conditions of the Rule. The indemnification provided for in this paragraph shall include any reasonable counsel fees and expenses incurred in connection with investigating and/or defending such Claims.

(b)       The Acquired Funds, severally and not jointly, agree to hold harmless, indemnify and defend the Acquiring Funds and the Acquiring Investment Company, including any of their principals, directors, officers, employees and agents, against and from any and all losses, costs, expenses or liabilities incurred by or Claims asserted against the Acquiring Fund and/or the Acquiring Investment Company, including any of their principals, directors, officers, employees and agents, to the extent such Claims result from: (i) any untrue statement or alleged untrue statement of a material fact contained in an Acquired Fund’s prospectus, statement of additional information or sales literature or any amendment thereof or supplement thereto or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; (ii) a material breach by such Acquired Fund of any provision of this Agreement; or (iii) a material violation by such Acquired Fund of the terms and conditions of the Rule. The indemnification provided for in this paragraph shall include any reasonable counsel fees and expenses incurred in connection with investigating and/or defending such Claims.

(c)       To the greatest extent permitted by applicable law, and without limiting the generality of the foregoing, in no event will either party be liable for any indirect, special, incidental, punitive or consequential damages or any similar damages or losses resulting from any action or failure to act under this Agreement, and each party hereby irrevocably and unconditionally waives any right that it may have to claim and recover any such damages, even if it has informed the other party of the possibility or likelihood of such damages.

(d)       The terms of this Section are conditioned upon the party entitled to indemnification ("Indemnified Party") giving notice to the party required to provide indemnification ("Indemnifying Party") within a reasonable period of time after the summons or other first legal process for any claim as to which indemnity may be sought is served on the Indemnified Party. Such notice will be given by any means of delivery that provides confirmation of receipt to the address provided by each party in this Agreement. The Indemnified Party shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting from it, provided that counsel for the Indemnifying Party who shall conduct the defense of such claim or litigation shall be approved by the Indemnified Party (which approval shall not unreasonably be withheld), and that the Indemnified Party may participate in such defense at its expense. If the Indemnifying Party does not elect to assume the defense, the Indemnifying Party will reimburse the Indemnified Party for the reasonable fees and expenses of any counsel retained by it. The failure of the Indemnified Party to give notice as provided in this Sub-section (d) shall not affect the Indemnified Party's right to indemnification hereunder except to the extent that the Indemnifying Party's interest are actually prejudiced thereby. No Indemnifying Party, in the defense of any such claim or litigation, shall, without the written consent of the Indemnified Party, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term the giving by the claimant or plaintiff to the Indemnified Party of a release from all liability in respect to such claim or litigation.

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5.	Materials.

To the extent an Acquiring Fund refers to one or more Acquired Funds in any prospectus or statement of additional information, each Acquiring Fund agrees to:

(a)	Refer to such Acquired Funds as, for example, the “PIMCO [ ] Fund”; and

(b)	Include the following notice within reasonable proximity to the reference to such Acquired Fund:

None of Pacific Investment Management Company LLC, PIMCO Investments LLC, [Acquired Trust], or the PIMCO [              ] Fund make any representations regarding the advisability of investing in [Name of Acquiring Fund].

6.	Notices

All notices, including all information that either party is required to provide under the terms of this Agreement and the Rule, shall be in writing and shall be delivered by registered or overnight mail, facsimile, or electronic mail to the address for each party specified below.

If to an Acquiring Investment Company: Todd Brockman Vice President, Mutual Funds Ohio National Investments, Inc. P.O. Box 237 Cincinnati, OH 45201 Fax: (513) 794-4507	If to the Acquired Trust: PIMCO Funds Attn: Ryan Leshaw 650 Newport Center Drive Newport Beach, CA 92660 Telephone: (800) 927-4648 Email: ETFPANotification@pimco.com

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With a copy to:

Ohio National Investments, Inc.

Attn: Legal Dept.

P.O. Box 237

Cincinnati, OH 45201

Fax: (513) 794-4645

7.	Addition of New Acquiring Funds and Removal of Acquired Funds.

Schedule A lists the Acquiring Funds in existence as of the date of this Agreement, and Schedule B lists the Acquired Funds in existence as of the date of this Agreement. Additional Acquiring Funds may be added to Schedule A and additional Acquired Funds may be added to Schedule B from time to time pursuant to Section 8(e) of this Agreement. Notwithstanding anything herein to the contrary, Acquired Funds may be removed from Schedule B by the applicable Acquired Trust upon 60 days’ advance written notice to the relevant Acquiring Investment Company(s) pursuant to Section 8(b) of this Agreement. The parties agree that in the event any such newly-added Acquiring Fund wishes to invest in an Acquired Fund in excess of the limits of Section 12(d)(1) of the 1940 Act subject to compliance with the conditions of the Rule, such investment shall be governed by the terms of this Agreement.

8.	Term, Termination, Governing Law, Assignment, Amendment.

(a)       This Agreement shall be effective for the duration of the Acquired Funds’ and the Acquiring Funds’ reliance on the Rule. While the terms of the Agreement shall only be applicable to investments in Acquired Funds made in reliance on the Rule, the Agreement shall continue in effect until terminated pursuant to Section 8(b).

(b)       This Agreement shall continue until terminated, either in its entirety or with respect to one or more specific Acquired Fund(s) or Acquiring Fund(s), by either party upon 60 days’ advance written notice to the other party, or immediately if the other party breaches any of its material obligations under this Agreement and such breach is not cured within fifteen (15) days following delivery of written notice of such breach. Upon termination of this Agreement, the Acquiring Fund may not purchase additional shares of the Acquired Fund beyond the Section 12(d)(1)(A) limits in reliance on the Rule.

(c)       This Agreement will be governed by Delaware law without regard to choice of law principles.

(d)       This Agreement may not be assigned (as that term is defined in the 1940 Act) by either party without the prior written consent of the other. Notwithstanding the foregoing, Acquired Trust acknowledges that each Acquiring Fund expects to undergo an indirect change in control in the First quarter of 2022. The Acquiring Investment Company and the Acquired Trust agree that this change in control will not constitute an assignment for purposes of this paragraph.

(e)       This Agreement may be amended or modified only by a writing that is signed by an authorized representative of each party.

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(f)       In any action involving a party to this Agreement, each party agrees to look solely to the relevant individual Acquiring Fund or Acquired Fund that is involved in the matter in controversy and not to any other series of the relevant Acquiring Investment Company or Acquired Trust, or to the Acquiring Funds’ or Acquired Funds’ directors, trustees, officers, employees or shareholders, or any of them, or any of their personal assets for such satisfaction.

(g)       With respect to PIMCO Funds (the “Trust”), the Declaration of Trust establishing the Trust, as amended and restated effective November 4, 2014, a copy of which, together with all amendments thereto (the “Declaration”), is on file in the Office of the Secretary of the Commonwealth of Massachusetts, provides that the name “PIMCO Funds” refers to the trustees under the Declaration collectively as trustees and not as individuals or personally, and that no shareholder, trustee, officer, employee or agent of the Trust shall be subject to claims against or obligations of the Trust to any extent whatsoever, but that the Trust estate only shall be liable.

9.	Fund by Fund Basis.

This Agreement is executed by the Acquiring Investment Company on behalf of its respective Acquiring Funds, and the Acquired Trust on behalf of its respective Acquired Funds. The Acquired Trust acknowledges that (i) the obligations hereunder are binding only upon the Acquiring Fund to which such obligations pertain and the assets and property of such Acquiring Fund, and (ii) no director, officer, or shareholder assumes any personal liability for obligations entered into on behalf of an Acquiring Fund; and (iii) the obligations of each Acquiring Fund under this Agreement shall be several and not joint, and the assets of one Acquiring Fund shall not be liable for the obligations of another Acquiring Fund. The Acquiring Investment Company acknowledges that (i) the obligations hereunder are binding only upon the Acquired Fund to which such obligations pertain and the assets and property of such Acquired Fund, and (ii) no trustee, officer, or shareholder assumes any personal liability for obligations entered into on behalf of an Acquired Fund; and (iii) the obligations of each Acquired Fund under this Agreement shall be several and not joint, and the assets of one Acquired Fund shall not be liable for the obligations of another Acquired Fund.

10.	Miscellaneous.

(a)       Severability. If any one or more provisions in this Agreement shall be held to be invalid, illegal or unenforceable in any respect, the remainder of this Agreement will remain in full effect.

(b)       Counterparts. This Agreement may be signed in any number of counterparts with the same effect as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed an original of this Agreement.

(c)       Survival. Sections 4. Indemnification, 5. Materials, 8. Term, Termination, Governing Law, Assignment, Amendment, and 9. Fund by Fund Basis, shall survive the any termination hereunder.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

PIMCO Funds

Name of Authorized Signer	Print	Signature
Title:President	Eric Johnson	/s/ Eric Johnson

Ohio National Fund, Inc.

/s/ Tara York
Tara York President

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SCHEDULE A- LIST OF ACQUIRING FUNDS

ON Moderately Conservative Model Portfolio

ON Balanced Model Portfolio

ON Moderate Growth Model Portfolio

ON Growth Model Portfolio

SCHEDULE B- - LIST OF ACQUIRED FUNDS

PIMCO Low Duration Fund

PIMCO Total Return Fund